EXHIBIT 99.1

                             [FIBERCORE INC. LOGO]

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE

                       FIBERCORE UPDATES FINANCIAL STATUS


CHARLTON, MA - APRIL 3, 2003 -- FiberCore, Inc. (Nasdaq: FBCE), a leading manufacturer and global supplier of optical fiber and preform for the telecommunications and data communications markets, today announced several recent developments with respect to potential new financing, restructuring, and liquidity.

While the Company has yet to reach a definitive agreement regarding the terms of any new financing, the Company is engaged in continuing discussions with several investor groups. In the meantime, the Company has made progress with respect to its German operations, where it has successfully re-scheduled approximately 95% of the obligations owed to creditors in connection with FiberCore Jena AG's Phase II expansion and operations. Depending upon the success and timing of any potential new financing, further restructuring (including extensions of debt payments) may be needed. While some financing had been delayed and/or withdrawn by German governmental and other financial institutions earlier in the year, approximately 25% of this financing has been reinstated or replaced over the past month, thus reducing the amount of new financing required. The Company had previously restructured and rescheduled most of its bank debt and supplier obligations at its Brazilian subsidiary, Xtal FiberCore Brasil, S.A.

The Company continues to execute its operational restructuring plan by reducing operational and administrative costs including staffing reductions. Based on the March sales level, which is running somewhat below 2002 levels for the same period, the Company expects to generate a break-even EBITDA, on a consolidated basis, when the restructuring plan is fully implemented. Going forward, the Company expects EBITDA to improve if sales increase over the course of the year and exceed 2002 levels, as the Company anticipates.

Dr Mohd Aslami, CEO and President commented, "This is a very difficult period for FiberCore as we continue to make every effort to work through our current liquidity difficulties. Even though March orders and shipments in our multi-mode business were at record volume levels, weak pricing offset this. As for the market, the telecommunications industry is still experiencing the worst downturn in its history. Now, after about a 50% decline in 2002 from 2001 highs, the worldwide optical fiber market appears poised for an upturn. Industry sources expect 2003 to be flat to up slightly from 2002, and then anticipate growth through

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FiberCore, Inc.
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2007. While the growth is expected worldwide, the growth in the U.S. is expected in the "last mile", which includes fiber-to-the-home applications, where FiberCore is focused. Moreover, FiberCore's growth is not dependent on the overly built U.S. telecom long haul segment. With capacity drastically reduced as a consequence of the sharp decrease in demand over the last two years, prices should increase as demand steadily increases. This should create a significant market recovery opportunity for FiberCore, the only pure-play fiber supplier in the industry."

"To support the Company's return to profitability, FiberCore has significant available capacity, a solid, global customer base and has developed new technology improvements, which will contribute to further cost reductions. Unfortunately, the implementation of this new process technology has been delayed because of the present financial situation, but our planned restructuring, when implemented, will allow us to fully utilize the new POVD facility," concluded Dr. Aslami.

FiberCore, Inc. develops, manufactures, and markets single-mode and multimode optical fiber preforms and optical fiber for the telecommunications and data communications markets. In addition to its standard multimode and single-mode fiber, FiberCore also offers various grades of fiber for use in laser-based systems, to help guarantee high bandwidths and to suit the needs of Feeder Loop (also known as Metropolitan Area Network), Fiber-to-the-Curb, Fiber-to-the-Home, and Fiber-to-the-Desk applications. Manufacturing facilities are presently located in Jena, Germany and Campinas, Brazil.

For more information about the company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone - 508-248-3900 or by FAX - 508-248-5588 or E-Mail: sales@FiberCoreUSA.com; investor_relations@FiberCoreUSA.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. They are based on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; the delivery of an ability to commission new equipment as scheduled; ability to obtain required financing; dependence on a limited number of raw material suppliers; the loss or reduced creditworthiness of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

CONTACTS:
AT THE COMPANY:                           AT FRB | WEBER SHANDWICK:
---------------                           -------------------------
Dr. Mohd A. Aslami, President/CEO         Alison Ziegler
Robert Lobban, CFO                        212/445-8432
508/248-3900

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